Exhibit 10.8
Execution Copy
July 8, 2016
Mr. Daniel Yergin
c/o IHS Inc.
15 Inverness Way East
Englewood, CO 80112
Dear Mr. Yergin.
As you are aware, IHS Inc. (the “Company”) has entered into an Agreement and Plan of Merger by and among Markit, Ltd., Marvel Merger Sub, Inc. and the Company, dated as of March 20, 2016 (as may be amended, the “Merger Agreement”). Your continued strong contribution to the Company is important during this period, and the Company wishes to confirm your severance protection following the consummation of the transactions contemplated by the Merger Agreement (the “Merger Closing Date”) and provide you with an incentive for a successful transaction and integration. The terms of this letter agreement are conditioned on the Merger Closing Date and, if the Merger Closing Date does not occur this letter agreement is of no further force or effect.
You acknowledge that this letter agreement provides severance protection in lieu of all severance benefits, rights and entitlements that you are, or may become eligible to receive under your employment letter dated July 2, 2010, as amended (“Offer Letter”), and any other plans or agreements with the Company or its affiliates during the Protection Period; provided, that if a Change in Control (as defined in your Offer Letter) occurs following the consummation of the transactions contemplated by the Merger Agreement, you shall remain eligible for severance rights and benefits in accordance with the terms and conditions of your Offer Letter to the extent such rights and benefits are greater than the rights and benefits under this letter agreement (without duplication of benefits). Prior to the Merger Closing Date and following the expiration of the Protection Period, you will remain eligible for severance protection under your Offer Letter and any other plans or agreements with the Company or its affiliates. For the avoidance of doubt, the foregoing shall have no impact on any confidentiality or restrictive covenant agreements to which you are party, which shall continue in full force and effect. In addition the provisions contained in the “Termination” paragraph of your 2010 Restricted Stock Unit Award Document with respect to RSUs granted July 2, 2010 shall remain in effect to the extent the benefits in such paragraph are greater than the benefits under this letter agreement (without duplication of benefits).
1.Enhanced Severance
In the event your employment is terminated by the Company or its affiliates without Cause or by you for Good Reason or by reason of your death or disability occurring during the Protection Period (as defined below), you will be eligible to receive the following severance payments and benefits. For purposes of this letter agreement, the “Protection Period” is the period beginning on the Merger Closing Date and continuing until January 31, 2019.
(a)    Severance Payment. A lump-sum cash payment (the “Severance Payment”) equal to (i) 2 times the sum of your Annual Base Salary and your Annual Target Bonus and (ii) your Annual Target Bonus, pro-rated for the number of days that have elapsed during such fiscal year prior to the termination of your employment The Severance Payment shall be paid on, or within 15 days following, the 60th day following your Termination Date, subject to applicable tax withholdings.
(b)    Equity Awards. All outstanding restricted stock units, stock options or similar equity incentive awards that were granted prior to the Merger Closing Date shall become fully vested and payable on the first 15th day of the month that follows the 60th day after your Termination Date. The terms and conditions of such equity incentive awards shall otherwise be subject to the terms and conditions of the Company’s 2004 Long-Term Incentive Plan (or any applicable successor plan) and the applicable award agreements.
(c)    Health Care Continuation. You will be eligible for continued medical, dental, vision and employee assistance program coverage in the plans in which you were participating on your Termination Date (the “Health Benefits”) by paying the premium contribution rates applicable to active employees for comparable coverage, with such coverage to continue until the earlier of (A) the end of the month following 24 months after your Termination Date and (B) the date that you elect to terminate such coverage (the “Continuation Period”). The Health Benefits shall he treated as taxable income and subject to applicable tax withholdings at the time your Severance Payment is paid to you. You may elect COBRA coverage at the conclusion of the Continuation Period.
(d)    Outplacement Services. You shall be eligible to receive outplacement services as provided by the Company at the Company’s expense for a period of 24 months following your Termination Date.
2.    Release of Claims
In the event your employment is terminated by the Company or its affiliates without Cause or by you for Good Reason, as a condition of your receipt of the Severance Payment and other severance benefits provided under Section 2, you shall be required to execute the form of general release of claims attached hereto as Exhibit A within 45 days following your Termination Date, and not subsequently revoke such release within the time period specified therein.
3.    Defined Terms

(a)    “Annual Base Salary” means your gross annualized rate of base salary in effect as of your Termination Date, provided that such base salary shall not be less than the base salary amount in effect on the date hereof.
(b)    “Annual Target Bonus” means the amount of your current year annual bonus at “target” performance level, provided that such target bonus amount shall not be less than the target bonus amount in effect on the date hereof.
(c)    “Cause” means (i) conviction of or pleading guilty to a felony, (ii) commission of intentional acts of misconduct that materially impair the goodwill or business of the Company or cause material damage to its property, goodwill or business, or (iii) willful refusal or willful failure to perform material duties after written demand to do so; provided, however, that termination of employment shall not he deemed to be for cause hereunder unless and until written notice has been delivered to you by the Company which specifically identified the cause which is the basis of the termination and, if the cause is capable of cure, you have failed to cure or remedy the act or omission so identified within 14 calendar days after written notice of such breach. For purposes of this provision, no act or failure to act shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interest of the Company.
(d)    “Good Reason” means the occurrence of any of the following during the Protection Period ( i) a reduction in base salary or target annual cash bonus percentage opportunity from that in effect on the date hereof, (ii) assignment to a position that represents a materially diminished level of authority and responsibility with the Company from that in effect on June 6, 2016; provided, that if you are assigned to such a position after June 6, 2016 but prior to the Merger Closing Date, the occurrence of such Good Reason circumstance shall be deemed to have first occurred on the Merger Closing Date, or (iii) a requirement by the Company that your principal location of work be relocated by more than 50 miles from its location on the date hereof without your consent. Notwithstanding the foregoing, none of the events in clauses (i) through (iii) above shall constitute Good Reason for purposes of this letter agreement unless (x) you provide the Company with a written notice specifying the circumstances alleged to constitute Good Reason within 30 days after the first occurrence of such circumstances, (y) the Company fails to cure such circumstances in all material respects within 30 days following delivery to the Company of such notice and (z) your Termination Date occurs within 30 days following the expiration of the foregoing cure period, unless another Termination Date is mutually agreed to between you and the Company, which such date shall not be later than 6 months following the date you provided written notice to the Company.
(e)    “Termination Date” means the effective date of your termination of employment. In the event of your death or disability prior to the date your employment would otherwise terminate hereunder, the “Termination Date will be the effective date of termination of your employment by reason of death or disability.
4.    Miscellaneous

(a)    Governing Law. This letter agreement shall be construed and enforced in accordance with the laws of the State of Colorado (without reference to its conflicts of laws provisions).
(b)    Tax Withholding. The Company may withhold from any amounts payable under this letter agreement, including payment in cash or shares upon the vesting of equity incentive awards, such federal, state or local taxes (including, but not limited to, any social security contributions) as shall be required to be withheld pursuant to any applicable law or regulation.
(c)    No Right to Continued Service. Nothing in this letter agreement shall confer any right to continue in employment for any period of specific duration or interfere with or otherwise restrict in any way the rights of you or the Company, which rights are hereby expressly reserved by each, to terminate your employment at any time and for any reason, with or without Cause.
(d)    Section 409A.
(i)    The Company intends that that payments and benefits under this letter agreement will either comply with or be exempt from Section 409A of the Internal Revenue Code of 1986 and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this letter agreement shall he interpreted to be exempt from Section 409A or in compliance therewith, as applicable. A termination of employment shall not he deemed to have occurred for purposes of any provision of this letter agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following, a termination or employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of the Plan or relating to any such payments or benefits. references to a “termination” “termination of employment,” or like terms shall mean “separation from service.” Your right to receive any installment payments pursuant to this letter agreement shall be treated as a right to receive a series of separate and distinct payments. For purposes or this letter agreement, “Disability” shall have the meaning ascribed to such term in Treasury Regulation Section 1.409A‑3(i)(4).
(ii)    If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A, then with regard to any payment or benefit that is considered non-qualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall, notwithstanding any provision herein to the contrary, be made or provided at the date which is the earlier of (A) the day after the expiration of the six-month period measured from the date of our “separation from service” and (B) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant in this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum and any remaining payments and benefits due under this letter agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(iii)    All reimbursements for costs and expenses under this letter agreement, if any, shall be paid no later than the end of the calendar year following the calendar year in which you incur such expense. With regard to any provision herein that pros ides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to he provided in any other available year.
Thank you for your significant contributions to the Company and your continued engagement and execution through the merger process and following the closing of the merger transaction.
Very truly yours,

/s/ Jerry Stead
Jerry Stead
Chairman and CEO

Acknowledged and Agreed:
/s/ Daniel Yergin
Daniel Yergin
Date: July 8, 2016